January 12, 2005



VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004

RE:      ATWOOD OCEANICS, INC. PROXY STATEMENT

Ladies and Gentlemen:

     On behalf of Atwood Oceanics, Inc. (the "Company"), and pursuant to Rule 14a-6(b) of Regulation 14A, transmittal herewith is the Definitive Proxy Statement and form of Proxy Card, constituting all soliciting materials being furnished to shareholders in connection with the upcoming Annual Meeting of Stockholders of the Company. The Company anticipates that copies of the proxy materials filed pursuant to Rule 14a-6(b) of Regulations 14A will be released to stockholders on or about January 12, 2005.

     In addition, on behalf of the Company we will forward via Federal Express delivery not later than the date on which such report is first sent or given to security holders seven (7) copies of the Company's Annual Report to Shareholders which will accompany the Proxy Statement mailing to stockholders.

         Thank you for your assistance.

                                                     Very truly yours,

                                                     ATWOOD OCEANICS, INC.


                                                     /s/ James M. Holland
                                                     James M. Holland
                                                     Senior Vice President

JMH/tlb

                                       17
                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant []

Check the appropriate box:

      []    Preliminary proxy statement. [] Confidential, for use of the
                                                 Commission only (as permitted
                                                 by Rule 14a-6(e)(2).

      [X]   Definitive proxy statement.

      []    Definitive additional materials.

      []    Soliciting material pursuant to Rule 14a-12.

                              ATWOOD OCEANICS, INC.
                (Name of Registrant as Specified in Its Charter)

                              ATWOOD OCEANICS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transactions applies: N/A
  (2) Aggregate number of securities to which transaction applies: N/A
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined: N/A
  (4) Proposed maximum aggregate value of transaction: N/A
  (5) Total fee paid: None

[] Fee paid previously with preliminary materials.

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identified the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid: N/A
         (2) Form, schedule or registration statement no.: N/A
         (3) Filing party: N/A
         (4) Date filed: N/A

                              ATWOOD OCEANICS, INC.


                           15835 PARK TEN PLACE DRIVE
                              HOUSTON, TEXAS 77084



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                Houston, Texas
                                                              January 12, 2005

To the Shareholders of

ATWOOD OCEANICS, INC.:



     Notice is hereby given that, pursuant to the provisions of the Amended and Restated Bylaws of Atwood Oceanics, Inc., the Annual Meeting of the Shareholders of Atwood Oceanics, Inc. will be held at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Central Time, on Thursday, February 10, 2005, for the following purposes:

    1. To elect six (6) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on December 31, 2004 will be entitled to notice of and to vote at the Annual Meeting.

     Shareholders are cordially invited to attend the meeting in person. Those who will not attend are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.

By Order of the Board of Directors



                                         /s/ James M. Holland
                                         JAMES M. HOLLAND, Secretary

                         ANNUAL MEETING OF SHAREHOLDERS
                              ATWOOD OCEANICS, INC.

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                January 12, 2005

                        SECURITY HOLDERS ENTITLED TO VOTE

     Holders of shares of common stock, par value $1.00 per share ("Common Stock") of Atwood Oceanics, Inc., (hereinafter sometimes referred to as "we", "us", "our" or the "Company") of record at the close of business on December 31, 2004 will be entitled to vote at the Annual Meeting of Shareholders to be held February 10, 2005 at 10:00 o'clock A.M., Central Time, at our principal executive offices, 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments thereof.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy, when executed and not so revoked, will be voted in accordance therewith. This proxy material is first being mailed to shareholders on or about January 12, 2005.

                         PERSONS MAKING THE SOLICITATION

     This proxy is solicited on behalf of the Board of Directors of Atwood Oceanics, Inc. In addition to solicitation by mail, we may request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of stock and to secure their voting instructions, if necessary. Further solicitation of proxies may be made by telephone, mail, facsimile, or oral communication with some of our shareholders, following the original solicitation. All such further solicitation will be made by our regular employees and the cost will be borne by us.

                                VOTING SECURITIES

         At the close of business on December 31, 2004, the time which has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the meeting, we had 15,107,826 shares of Common Stock outstanding.

     The election as directors of the persons nominated in this proxy statement will require the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will operate to prevent the election of the directors nominated in this Proxy Statement or the approval of such other matters as may properly come before the meeting to the same extent as a vote withholding authority to vote for the election of directors so nominated or a vote against such other matters.

     Each share of Common Stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

     If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the State in which we are incorporated, require the shareholder to give our Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attn:
James M. Holland. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons appointed by the enclosed form of proxy are not expected to exercise the right to cumulate votes for election of the directors named elsewhere in this Proxy Statement, although such persons shall have discretionary authority to do so.

                             PRINCIPAL SHAREHOLDERS

     The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding Common Stock as of December 31, 2004 (except as otherwise indicated). The information set forth below, other than with respect to Helmerich & Payne International Drilling Co. ("H&PIDC"), is based on materials furnished to us in connection with Securities and Exchange Commission ("SEC") filings by or on behalf of the shareholders named below, as of various dates during our fiscal year and on information provided by Zacks Investment Research, Inc. ("Zacks") in reports prepared for us. Unless otherwise noted, each shareholder listed below has sole voting and dispositive power with respect to the shares listed.

Name and Address                                    Shares Owned      Percent
---------------                                     Beneficially      of Class
                                                    ------------     ---------
Helmerich & Payne Intl. Drilling Co.  (1) ---------   2,000,000         13.24%
         1437 South Boulder Avenue
         Tulsa, Oklahoma 74119
T. Rowe Price Associates, Inc. (2)-----------------   1,401,700          9.28%
         100 E. Pratt Street
         Baltimore, Maryland  21202
Lord Abbett & Co. (3)------------------------------     774,249          5.13%
         90 Hudson Street
         Jersey City, New Jersey 07302
-------------------

(1) Mr. Helmerich, a current Director of the Company and Director nominee, is President, Chief Executive Officer and a director, of Helmerich & Payne, Inc. ("H&P"). Mr. Helmerich, together with other family members and the estate of W.H. Helmerich, deceased, are controlling shareholders of H&P, which has one hundred percent (100%) ownership of H&PIDC, which currently owns of record and beneficially 2,000,000 shares of our Common Stock. Mr. Helmerich has disclaimed beneficial ownership of the Common Stock owned by H&PIDC.

(2) The information set forth above concerning shares of Common Stock beneficially owned by T. Rowe Price Associates, Inc. ("T. Rowe Price") was obtained from a report dated January 5, 2004 prepared by Zacks for us and Amendment No. 4 to Schedule 13G dated October 10, 2004 filed with the SEC by T. Rowe Price. According to the Schedule 13G, T. Rowe Price has sole voting power with respect to 405,500 shares and sole dispositive power with respect to 1,401,700 shares of our Common Stock.

(3) The information set forth above concerning shares of Common Stock beneficially owned by Lord Abbett & Co. ("Abbett") was obtained from a report dated January 5, 2005 prepared by Zacks for us. Based upon reports prepared by Zacks, Abbett became a stockholder owning more than five percent (5%) of our outstanding Common Stock some time during the second half of 2004. The Company has not received any information from Abbett in connection with its stock ownership or SEC filings relating to its holdings and thus, does not have any information on voting or dispositive power that Abbett may have with respect to any shares of our Common Stock.

             COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the amount of Common Stock beneficially owned as of the close of business on December 31, 2004 by each of the directors, by each of the executive officers, and by all directors and executive officers as a group. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director,                                          Shares Owned      Percent
Executive Officer or Group                                 Beneficially      of Class
--------------------------                                 ------------      --------
Deborah A. Beck                                                   800 (2)        (1)
Robert W. Burgess                                               4,000 (3)        (1)
George S. Dotson                                                2,000 (3)        (1)
Hans Helmerich                                                  2,000 (3)(4)     (1)
William J. Morrissey                                            2,400 (3)        (1)
John R. Irwin                                                 120,950 (5)        (1)
James M. Holland                                               68,284 (6)        (1)
Glen P. Kelley                                                 67,050 (7)        (1)
All directors and executive officers as a group (8 persons)   267,484 (8)      1.77%

------------

(1) Less than 1%.
(2) Includes 500 shares which may be acquired upon exercise of options. (3) Includes 2,000 shares which may be acquired upon the exercise of options. (4) See Note (1) under Principle Shareholders on page 3 for more information.
(5) Includes 120,750 shares which may be acquired upon the exercise of options.
(6) Includes 66,150 shares which may be acquired upon the exercise of options.
(7) Includes 66,750 shares which may be acquired upon the exercise of options.
(8) Includes 256,150 shares which may be acquired upon the exercise of options.



                               EXECUTIVE OFFICERS

         Set forth below are our executive officers. The office held, date of first election to that office and the age of each officer as of the close of business on December 31, 2004 are indicated opposite his name.

                                                        Date of
                                                        First
Name                         Offices Held              Election         Age
----------------             -------------             --------         ---
John R. Irwin                President and Chief         March          59
                             Executive Officer           1993

James M. Holland             Senior Vice President      October         59
                             and Secretary               1988

Glen P. Kelley               Senior Vice President -    December        56
                             Marketing and               2004
                            Administration



         No family relationship exists between any of the above executive officers. All of our officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.

     Mr. Irwin joined us in July 1979, serving as Operations Manager - Technical Services. He was elected Vice President - Operations in November 1980, Executive Vice President in October 1988, President and Chief Operating Officer in November 1992, and President and Chief Executive Officer in March 1993.

     Mr. Holland joined us as Accounting Manager in April 1977. He was elected Vice President - Finance in May 1981 and Senior Vice President and Secretary in October 1988.

     Mr. Kelley rejoined us in January 1983 as Manager of Operations Administration. He was elected Vice President - Contracts and Administration in October 1988 and Senior Vice President - Marketing and Administration in December 2004.

ITEM 1 - ELECTION OF DIRECTORS

     At the meeting, six (6) Directors (leaving one position vacant) are to be elected for terms of one year each. Although our Amended and Restated Bylaws provide that the Board of Directors consists of seven (7) persons, we have not yet identified a suitable nominee to fill the vacancy. Accordingly, only six (6) persons are nominated for election as directors, and shares may not be voted for a greater number of persons than the number of nominees named.

     The persons  named in the enclosed form of proxy (James M. Holland and Glen
P. Kelley) have advised that they will vote all shares represented by proxies for the election of the six (6) nominees for director listed below, unless authority to so vote is withheld by the shareholder. Such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If any of the nominees listed below becomes unavailable for any reason, the shares represented by the proxies will be voted for the election of such person, if any, as may be designated by the Board of Directors.

                           Present      Served as
                           Position     a Director
                           with the     Continuously      Term to
Nominees                   Company         Since          Extend to      Age
--------                   --------     ------------      ---------      ---

Deborah A. Beck            Director       February         February       57
                                             2003            2006

Robert W. Burgess          Director       September        February       63
                                             1990            2006

George S. Dotson           Director       February         February       64
                                             1988            2006

Hans Helmerich             Director       February         February       46
                                             1989            2006

John R. Irwin              Director,      November         February       59
                           President         1992            2006
                           and Chief
                           Executive
                           Officer

William J. Morrissey       Director       November         February       77
                                             1969             2006


     At all times during the previous five (5) years, Ms. Beck has been employed by the Northwestern Mutual Life Insurance Company in various executive capacities including Executive Vice President - Planning and Technology, Senior Vice President - Insurance Operations, Vice President - New Business, and Vice President of Policy Benefits. Ms. Beck served in the legal department for six
(6) years, three (3) of which she served as Assistant General Counsel. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services. Ms. Beck's current role as Executive Vice President - Planning and Technology of Northwestern Mutual entails responsibility for strategic planning, merger and acquisition activity, information technology and project management. Ms. Beck's division has a budget of $290 million per year and she oversees the direction of 750 employees.

     Until his retirement in 1999, Mr. Burgess served for over five (5) years as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified financial services company with major businesses in insurance, health care, pensions and investments.

     At all times during the previous five (5) years, Mr. Dotson has served as Vice President - Drilling of H&P and President of H&PIDC. H&P is an energy-oriented company engaged in contract drilling. He serves as a director of H&P and Varco International, Inc. The Board of Directors has made a determination that under the relevant federal securities laws and regulations and the New York Stock Exchange listing standards, H&P and H&PIDC are not our affiliates. Therefore, under the current New York Stock Exchange listing standards, Mr. Dotson is not our affiliate based on his positions at H&P and H&PIDC.

     At all times during the previous five (5) years, Mr. Helmerich has served as the Chief Executive Officer as well as a director of H&P. The Board of Directors has made a determination that under the relevant federal securities laws and regulations and the New York Stock Exchange Listing Standards, H&P and H&PIDC are not our affiliates. Therefore, under the current New York Stock Exchange listing standards, Mr. Helmerich is not our affiliate based on his positions at H&P.

     Mr. Irwin has been employed by us in various executive capacities for the last twenty-six (26) years; of which, the last twelve years he has been President and Chief Executive Officer.

     Mr. Morrissey served as director and Vice Chairman of the Board of Directors of Marine Corporation until the end of 1987 when Marine Corporation was acquired by Banc One Corporation, Columbus, Ohio. Mr. Morrissey is currently retired.

     The Company has standing Audit, Compensation, Executive and Nominating & Corporate Governance Committees. The Audit Committee members are Ms. Beck and Messrs. Burgess, Dotson and Morrissey. The Board of Directors has made a determination that Mr. Burgess is the "Audit Committee Financial Expert" as that term is defined under the relevant federal securities laws and regulations. This Committee functions to review in general terms the Company's accounting policies and audit procedures and to supervise internal accounting controls. The Audit Committee held nine (9) meetings during fiscal year 2004, of which five (5) were telephone conferences. The Executive Committee composed of Messrs. Dotson, Helmerich and Irwin, meets frequently, generally by telephone conference, for review of major decisions and to act as delegated by the Board of Directors. The Compensation Committee members, Ms. Beck, Messrs. Burgess and Dotson, are responsible for administration of the Company's stock option plans, and for review and approval of all salary and bonus arrangements. During fiscal year 2004, there were eight (8) meetings of the Compensation Committee, of which five
(5) were telephone conferences. The Nominating & Corporate Governance Committee composed of board members, Ms. Beck and Messrs. Burgess, Dotson, Helmerich and Morrissey, is to assist the overall Board of Directors ("Board") regarding the appropriate size and composition of the Board, as well as monitoring and making recommendations regarding the Board's performance. The Nominating & Corporate Governance Committee held one (1) meeting during fiscal year 2004.

     The Nominating & Corporate Governance Committee charter states that each member must be independent as required under the New York Stock Exchange Listing Standards. The Board of Directors has made a determination that, under the relevant federal securities laws and regulations and the New York Stock Exchange Listing Standards, H&P and H&PIDC are not our affiliates, Mssrs. Dotson and Helmerich are independent, and each member of this Committee is independent. The Nominating & Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties such as shareholders. Such nominations should be directed to any member of the Nominating & Corporate Governance Committee. A specific process for communication between shareholders and the Nominating & Corporate Governance Committee is accessible on our website, www.atwd.com.

     The Nominating & Corporate Governance Committee will evaluate nominees for the following: personal qualities such as leadership, statesmanship and responsiveness; general management qualities such as a global perspective on the business, short term results, strategic thinking and planning, knowledge of the business and preparedness; financial expertise such as value creation, capital planning, and communications with the financial investment communities; and qualities relating to the use of human resources such as developing management talent and creating an effective organization. The charter of the Nominating & Corporate Governance Committee is accessible on our website, www.atwd.com.

     Five (5) meetings of the Board of Directors were held during fiscal year 2004, four of which were regularly scheduled meetings, with one (1) being a conference call. Each director attended, during the time of his or her membership, at least seventy-five (75%) percent of Board of Director and Committee meetings to which he or she was assigned. Additionally, the non-management members of the Board of Directors held four (4) meetings, of which all were in person. Mr. Helmerich presided over the meetings of the non-management members of the Board of Directors. The Company does not have a policy with regard to Board of Directors' attendance at the annual meeting. Last year, one member of the Board of Directors, Mr. Irwin, attended the annual meeting. We have a specific process at the election of the communicating shareholder, for communications between shareholders and either the Board of Directors as a whole or the non-management members of the Board of Directors as detailed on our website, www.atwd.com, along with other of our corporate governance guidelines.

     Included in our corporate governance guidelines detailed on our website is the code of ethics applicable to our chief executive officer and our senior financial officer. We intend to satisfy the disclosure requirement we have adopted and which is regarding any changes in or wavier from our code of ethics by posting such information on our website or by filing a Form 8-K for such event.

Required Vote for Election of Directors

         Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

                             EXECUTIVE COMPENSATION

     In accordance with the SEC executive compensation disclosure requirements under Item 402 of Regulation S-K, the following compensation tables and other compensation information are presented to enable shareholders to better understand the compensation of our executive officers.

     The Compensation Committee is composed of three (3) non-employee directors. Our compensation program is administrated by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are governed by a Charter duly adopted by the Board of Directors, which require their independence from management of the Company or their freedom from any other relationship which would interfere with their independent judgment. The Board of Directors believes all members of the Compensation Committee meet this independence requirement. Further, under relevant federal securities laws and regulations of the New York Stock Exchange listing standards, the Board has determined that H&P and H&PIDC are not our affiliates. That fact, as well as additional consideration, have led the Board of Directors to determine that Mr. Dotson, along with each of the other members of the Compensation Committee, is independent of management and free of any material relationship with us and is, consequently, independent. Following review and approval by the Compensation Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval. The charter of the Compensation Committee is accessible on our website, www.atwd.com.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                              ATWOOD OCEANICS, INC.

TO:  The Board of Directors

     As members of the Compensation Committee, it is our duty to review compensation levels of the Company's executive officers and to administer the Company's stock option plans.

Compensation Policies for Executive Officers

     The  Company's  executive  compensation  policies  are  designed to provide competitive levels of compensation that integrate pay with the Company's performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee relies in large part on compensation studies for the determination of competitive compensation. These studies include salary and bonus compensation data from several competitor companies. Also, when the Compensation Committee contemplates the awarding of stock options to the Company's executives, we consider the nature and amount of stock awards made by competitor companies to their executive officers. In order to implement these objectives, we have developed a straightforward compensation package consisting of salary, discretionary annual bonus, and periodic awards of stock options pursuant to shareholder - approved stock option plans. Each element of the compensation package serves a particular purpose. Salary and bonus are primarily designed to reward current and past performance. Base salaries are conservatively set to recognize individual performance while attempting to be appropriate based upon peer group reviews. Annual bonuses to executive officers are awarded based upon corporate performance criteria, competitive considerations, and our determination of individual performance. Awards of stock options are primarily designed to tie a portion of each executive's compensation to long-term future performance. We believe that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management's and stockholders' interest. The value of these awards will increase or decrease based upon the future price of the Company's stock.

     In determining executive compensation for fiscal year 2004, we considered the Company's overall historical performance and its future objectives. Due to a decline in the Company's operating performance resulting from a downturn in the offshore drilling market environment, no bonuses were awarded to our executive officers in December 2003; however, we did grant salary increases effective on January 1, 2004 to the officers ranging between 4% to 6% and awarded stock options.

     Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income purposes. The compensation levels of our executive officers are below the $1 million threshold.

Compensation Paid to the Chief Executive Officer

     Mr. Irwin's compensation is determined in the same manner as described for the other executive officers. Based on the Company's performance in fiscal year 2003 Mr. Irwin was not awarded a bonus; but was granted a salary increase effective on January 1, 2004 of approximately 4%.

     In addition, the Committee in December 2003 awarded Mr. Irwin stock options to purchase 40,000 shares of stock. The Committee based this award on its subjective assessment of Mr. Irwin's performance as CEO.

                     SUBMITTED BY THE COMPENSATION COMMITTEE

George S. Dotson, Chairman   Deborah A. Beck, Member   Robert W. Burgess, Member

December 31, 2004

     Notwithstanding SEC filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, the Report of the Compensation Committee shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

                              EXECUTIVE AGREEMENTS

     The Company entered into Executive Agreements, on September 18, 2002, with Messrs. Irwin, Holland and Kelley. The Executive Agreements address the terms of executive employment and compensation in the event of a termination of employment due to a change in control in our ownership. The Executive Agreements state that a change in control occurs (a) in the event of an acquisition or formal tender offer by any individual, entity or group of beneficial ownership of twenty percent (20%) of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (certain exceptions apply); b) sale of substantially all of our assets; or (c) a change of the majority of the members of our Board of Directors. In the event of a change in control, Messrs. Holland and Kelley shall remain in the employ of the Company following such change in control for one year and six months and Mr. Irwin shall remain in the employ of the Company for two years and six months following such change in control. During such employment terms, the executive shall receive base salary, annual bonus; incentive, savings and retirement plan benefits, welfare plan benefits; executive life insurance benefits; indemnification expenses and vacation commensurate with those benefits that the executives enjoyed prior to the change in control. The Executive Agreements each have three
(3) year terms.

Compensation Committee Interlocks and Insider Participation

         Ms. Beck and Messrs. Burgess and Dotson, the current members of the Compensation Committee, were the only persons who served on the Compensation Committee during the 2004 fiscal year.

         No member of our Compensation Committee of the Board of Directors was, during the 2004 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by us under Item 404 of Regulation S-K, except for the relationships of Messrs. Dotson and Helmerich with H&P and H&PIDC discussed above. We jointly conducted a public offering with H&PIDC for shares of our Common Stock as more fully described in "Related Transaction" on page 14.

         During the Company's 2004 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, and (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

                               COMPENSATION TABLES

         The SEC compensation disclosure rules require that various compensation information be presented in various tables as set forth below.


                                                 SUMMARY COMPENSATION TABLE

                                                      Annual Compensation
                                     --------------------------------------------
                                                                                               Long Term
                                                                                             Compensation
                                                                                               (Awards)
                                                                                              Securities
                                     Fiscal                                Other Annual       Underlying           All Other
Name and Principal Position           Year          Salary Bonus           Compensation        Options          Compensation (A)
---------------------------          -----          ------ -----           ------------        --------         ------------
                                                     $            $               $               (#)                  ($)
John R. Irwin                        2004        372,150        ---            ---              40,000               50,791
  President and Chief                2003        355,251      140,000          ---              10,000               57,083
    Executive Officer                2002        337,002      115,000          ---              25,000               50,255

James M. Holland                     2004        214,008        ---            ---              20,000               25,918
  Senior Vice President              2003        203,508       60,000          ---                ---                29,988
  and Secretary                      2002        194,088       50,000          ---              15,000               26,219

Glen P. Kelley                       2004        208,418        ---            ---              20,000               26,777
  Senior Vice President -            2003        196,068       60,000          ---                ---                28,473
  Marketing and Administration       2002        182,040       50,000          ---              15,000               24,862



(A) The amounts shown in the "All Other Compensation" columns are derived from the following:


                             Annual Company
                        Contribution to the defined   Company paid term life and
                           contribution plan              insurance premiums
                       ----------------------------   --------------------------
                                    $                               $

Mr. Irwin       2004              37,215                         13,576
                2003              49,525                          7,558
                2002              45,200                          5,055

Mr. Holland     2004              21,401                          4,517
                2003              26,351                          3,637
                2002              24,409                          1,810

Mr. Kelley      2004              20,841                          5,936
                2003              25,607                          2,866
                2002              23,204                          1,658


                                                            OPTION GRANTS TABLE

                                                     Individual Grants Made in Fiscal Year 2004
                   ----------------------------------------------------------------------------------------------------------------
                       Number of                                                                   Potential Realizable Value
                      Securities        Percentage of                                                  at Assumed Annual
                      Underlying        Total Options                                                 Rates of Stock Price
                        Options          Granted To                                               Appreciation for Option Term
                        Granted         Employees in     Exercise Price        Expiration
Name                    (A)(#)           Fiscal Year         ($/Share)            Date                       5% ($) 10%
----                    ------           -----------         ---------            ----                       ----------
                                                                                                                 ($)
Irwin                  40,000(B)             22%               27.00            12/03/2013          682,400           1,721,200

Holland                20,000(B)             11%               27.00            12/03/2013          341,200              860,600

Kelley                 20,000(B)             11%               27.00            12/03/2013          341,200              860,600


----------

     - (A) The options were granted for a term of ten (10) years, subject to earlier termination in certain events related to termination of employment. Twenty-five percent (25%) of such options become exercisable at each of one (1) year, two (2) years, three (3) years and four (4) years, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of already owned shares, and tax withholding obligations related to exercise may be paid by offset of underlying shares.

     (B) These options were granted on December 4, 2003 pursuant to the Company's 2001 Stock Incentive Plan.


                       OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE TABLE

                                                          Number of
                                                          Securities
                                                          Underlying
                 Shares Acquired                         Unexercised             Value of Unexercised
                   on Exercise         Value              Options at             In-the-Money Options
Name            during Fiscal 2004    Realized          Sept. 30, 2004           at Sept. 30, 2004 (A)
----                -------           --------         ---------------          ---------------------
                    ($)                   (#)                (#)                       ($)
                                                         Exercisable/                Exercisable/
                                                        Unexercisable                Unexercisable
                                                       ---------------              ---------------
Irwin                  ---               ---              100,750/83,750            1,730,206/696,113

Holland                ---               ---              56,650/41,750              931,316/749,808

Kelley                 ---               ---              62,500/41,500             1,170,385/727,780

-------------

     (A) Calculated based upon the September 30, 2004 fair market value of $47.54 per share less the share price to be paid upon exercise. There is no guarantee that options will have the indicated value if and when exercised.

                             AUDIT COMMITTEE CHARTER

     The Audit Committee is composed of four (4) non-employee Directors. The members of the Audit Committee are governed by a Charter duly adopted by the Board of Directors, which requires their independence from management of the Company and their freedom from any other relationship, which would interfere with their independent judgment. The Board of Directors has made a determination that all of the members of the Audit Committee meet the Audit Committee Charter requirements of independence. Mr. Dotson has key employment positions with H&P and its wholly-owned subsidiary, H&PIDC ; however, the Board has made a determination that under Rule 10A-3 of the Exchange Act and the New York Stock Exchange listing standards, H&P and H&PIDC do not meet the definition of affiliates. Therefore, under the current listing standards and relevant federal securities laws and regulations, the Board of Directors has made a determination that Mr. Dotson is independent. Further, the Board of Directors believes that Mr. Dotson's membership on the Audit Committee is in the best interests in the Company due to his expertise, experience, and tenure as a director of the Company. The Audit Committee Charter is posted on our website, www.atwd.com.

Report of the Audit Committee of the Board of Directors of Atwood Oceanics, Inc.

The Board of Directors

     Management is primarily responsible for the Company's financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP ("PwC"), the Company's independent Registered Public Accounting Firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person four (4) times, with an additional five (5) conference call meetings, during fiscal year 2004. At various times during the fiscal year, the Audit Committee met with PwC and the internal auditors, with and without management present.

     In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management's Discussion and Analysis, included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004, with management and PwC.

This review included a discussion of, among others:

        o   All critical accounting policies followed by the Company;
        o The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including the quality of the Company's accounting principles;
        o   The clarity and completeness of financial disclosures;
        o The adequacy of internal controls that could significantly affect the Company's financial statements;
        o Items that could be accounted for using alternative treatments within GAAP and the treatment preferred by PwC;
        o Any internal control points raised by PwC during its audit of the Company's financial statements; and
        o The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company's financial statements.

     We have discussed with the independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as modified or supplemented, by the
Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent Registered Public Accounting Firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, by the Independence Standards Board, and have discussed with the auditors their independence. We reviewed the independence of PwC from the Company and its management and reviewed and approved the Company's policies regarding the provision of non-audit services by PwC to the Company and the hiring of employees of PwC by the Company.

     As the Audit Committee, we recommended to the Board of Directors the selection of PwC as the Company's independent Registered Public Accounting Firm. Additionally, we

        o Reviewed the scope of an overall plan for the annual audit and the internal audit program;
        o   Approved fees for all services provided by PwC;
        o   Consulted with management and PwC regarding risk management;
        o   Reviewed the adequacy of
            certain financial policies;
        o   Considered PwC's quality control procedures;
        o On a quarterly basis, reviewed the Company's financial results prior to their public issuance; and
        o   Reviewed significant legal developments.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on From 10-K for the fiscal year ended September 30, 2004 to be filed with the Securities and Exchange Commission.

                                  Audit Committee

                                  William J. Morrissey, Chairman
                                  Robert W. Burgess, Member (Financial Expert)
                                  Deborah A. Beck, Member
                                  George S. Dotson, Member

December 10, 2004

                     FISCAL YEAR 2004 AUDIT FIRM FEE SUMMARY

         During fiscal years 2004 and 2003, PwC provided services in the following categories and amounts.

                                                   Fiscal Year
                                      ---------------------------------------
                                           2004                  2003
                                      ----------------     ------------------
        Audit Fees                    $     240,000        $ 289,100
        Audit-Related Fees (A)        $     350,000           47,000
        Tax Fees                      $       ---               ---
        All Other Fees                $       ---               ---



     The Audit Committee approves the engagement of an accountant to render audit or non-audit services prior to the engagement based upon a proposal by the accountant and an estimate of fees and expected scope of engagement. The Audit Committee has not adopted a pre-approval policy at this time, and to date, no services have been provided under a pre-approval policy.

-----------

     (A) These fees related to the audit of our employee benefit plan, consultation concerning internal controls and internal audit testing, and a transfer pricing study.

           ATWOOD OCEANICS, INC. COMMON STOCK PRICE PERFORMANCE GRAPH

         COMPARISON OF FIVE (5) YEAR CUMULATIVE TOTAL RETURNS* AMONG ATWOOD OCEANICS, INC., AND THE CENTER FOR RESEARCH IN SECURITY PRICES ("CRSP") INDEX FOR THE NYSE/AMEX/NASDAQ STOCK MARKETS, AND THE PEER GROUP OF DRILLING COMPANIES.

                                      GRAPH

Index Description                9/30/99     9/29/00     9/28/01   09/30/02      09/30/03     09/30/04
                                 -------     -------     -------   --------      --------     --------
ATWOOD OCEANICS, INC.              100.0       136.4        85.1       95.7          78.5        155.6
CRSP Index for
NYSE/AMEX/NASDAQ
    Stock Markets
   (U.S. Companies)                100.0       118.3        84.0       69.5          88.0        100.7
Self-Determined Peer Group         100.0       187.8        87.5       91.8          98.6        139.4



     Constituents of the Self-Determined Peer Group (weighted according to market capitalization):

Diamond Offshore Drilling, Inc.      GlobalSanteFe Corporation    Rowan Companies, Inc.      Transocean, Inc
ENSCO International, Inc.            Noble Corporation            Pride International, Inc.


     * Assumes $100 invested on September 30, 1999; total returns assumes dividend reinvested; fiscal year ending September 30 of each year.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by the regulation to furnish us with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2003 through September 30, 2004, all filing requirements applicable to our officers, directors and greater than ten-percent (10%) beneficial owners were complied with.

                               RELATED TRANSACTION

     We entered into a registration rights agreement with H&PIDC as of July 19 2004, pursuant to which we registered 1,000,000 shares of our Common Stock owned by H&PIDC on Form S-3 (File No. 333-117534) with the SEC. In October of 2004, H&PIDC and we jointly conducted a public offering of a total of 2,175,000 shares of Common Stock of which 1,000,000 shares were sold by H&PIDC and 1,175,000 shares were sold by us. H&PIDC and we shared offering expenses pro rata, based on the number of shares sold by each of us. Proceeds to us, net of offering expenses, were approximately $53.7 million. We used the net proceeds to pay off a portion of the revolving portion of our credit facility outstanding at the time of the completion of the public offering.

                             DIRECTORS' COMPENSATION

     As compensation for services as a director of the Company, each director who is not an officer and full time employee of the Company or any of its subsidiaries was paid in fiscal year 2004 an annual retainer fee of $25,000 plus $2,500 per meeting for attendance at regular Board meetings, and $1,000 per meeting for attendance at meetings of the Audit, Compensation and Nominating &

     Governance Committees. Each director also receives $500 for each conference call meeting of any committee. The chairman of the Audit Committee is paid an additional annual retention fee of $5,000. Each of our non-employee directors was also awarded 2,000 nonqualified stock options in March 2004 pursuant to our 2001 Stock Incentive Plan. These options have an exercise price of $39.10, with a term of ten years. Twenty-five percent (25%) of such options become exercisable at the end of one (1) year, two (2) years, three (3) years, and four
(4) years, respectively, from the date of grant.

         RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     PwC audited the Company's financial statements for the years ended September 30, 2004, 2003 and 2002. PwC will have representatives present at the shareholders' meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented for consideration at the Annual Meeting of Shareholders of the Company to be held in February 2006 must be received by the Company no later than September 16, 2005 and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission in order to be included in the proxy statement and form of proxy related to that meeting. If notice of any shareholder proposal not eligible for inclusion in the Company's proxy statement and form of proxy is given to the Company after November 30, 2005, then proxy holders will be allowed to use their discretionary voting authority on such shareholder proposal when the matter is raised at such meeting.

                                  OTHER MATTERS

     Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

     If you do not contemplate attending the meeting in person, you are respectfully requested to sign, date and return the accompanying proxy in the enclosed, stamped envelope at your earliest convenience.

     The Company will provide, without charge, upon written request of any shareholder, a copy of its Annual Report on Form 10-K including financial statements and financial statement schedules for the fiscal year ended September 30, 2004 as filed with the Securities and Exchange Commission. Please direct such request to James M. Holland, Secretary, Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218. Only one proxy statement and annual report are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more such shareholders. If a shareholder desires to receive a separate copy of the proxy statement or annual report the shareholder should notify James M. Holland, the Company's Secretary at the above address and provide instructions for delivery of the separate copy. If shareholders who share an address and are receiving multiple copies of the proxy statement or annual report desire to receive only one copy of the proxy statement or annual report they should also notify Mr. Holland at the above address and provide delivery instructions.

                       By order of the Board of Directors


                       /s/ John R. Irwin
                       John R. Irwin, President
Houston, Texas
January 12, 2005

                          PROXY ATWOOD OCEANICS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 10, 2005
          |THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James M. Holland and Glen P. Kelley, or either of them as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share, held of record by the undersigned as of the close of business on December 31, 2004, at the Annual Meeting of Shareholders to be held on February 10, 2005 or any adjournment thereof:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

1.  ELECTION OF DIRECTORS:
  __FOR all nominees listed
    (except as marked to the contrary)       __WITHHOLD authority to vote for
                                               all nominees listed

Nominees:
      DEBORAH A. BECK         GEORGE S. DOTSON           JOHN R. IRWIN
      ROBERT W. BURGESS       HANS HELMERICH             WILLIAM J. MORRISSEY


     (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the nominee's name(s) in the line provided below.)


--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                               (see reverse side)


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made the Proxy will be voted FOR the election of all Directors.


                                     Please sign exactly as name appears hereon.

________________________, 2005       _________________________________________
DATED                                                  SIGNATURE

                                     _________________________________________
                                                 SIGNATURE IF JOINTLY HELD

                                      NOTE: When shares are held by joint
                                      tenants, both should sign. When signing
                                      as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please note any change in your address alongside the address as it appears in the proxy.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.